Exhibit 4.1

COCA-COLA CONSOLIDATED, INC.

$1,200,000,000

$700,000,000 5.250% Senior Notes due 2029

$500,000,000 5.450% Senior Notes due 2034

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 29, 2024

To

INDENTURE

Dated as of December 15, 2020

TRUIST BANK

Trustee

i

EXHIBITS

Exhibit A	FORM OF 2029 NOTE
Exhibit B	FORM OF 2034 NOTE

ii

SECOND SUPPLEMENTAL INDENTURE dated as of May 29, 2024, by and between Coca-Cola Consolidated, Inc., a Delaware corporation (the “Company”), and Truist Bank, a North Carolina banking corporation, as trustee (the “Trustee”).

The Company has heretofore executed and delivered to U.S. Bank Trust Company, National Association, a national banking association (as successor in interest to U.S. Bank National Association) (the “Prior Trustee”) an indenture, dated as of December 15, 2020 (the “Base Indenture”) and executed and delivered to the Trustee (as successor to the Prior Trustee) a first supplemental indenture to the Base Indenture, dated as of May 21, 2024 (the “First Supplemental Indenture”, and together with the Base Indenture and this Second Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s securities.

The Company desires and has requested the Trustee pursuant to Section 11.01 of the Base Indenture to join with it in the execution and delivery of this Second Supplemental Indenture in order to supplement the Base Indenture as, and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

Section 11.01 of the Base Indenture provides, among other things, that the Company and the Trustee, without the consent of any holders of the Company’s Securities, may enter into an indenture or indentures supplemental to the Base Indenture to set forth the terms applicable to any series of debt securities.

The execution and delivery of this Second Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.

All conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 5.250% Senior Notes due 2029 (the “2029 Notes”) and 5.450% Senior Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made a part of this Second Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Second Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture, as supplemented by the First Supplemental Indenture. The following terms have the meanings given to them in this Section 1.02:

“Acquiring Person” means any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than (a) the Company or one or more of the Company’s subsidiaries, (b) The Coca-Cola Company or one or more of its subsidiaries or (c) J. Frank Harrison, III or one or more Harrison Family Members.

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Second Supplemental Indenture in accordance with Section 2.03 hereof, as part of the same series as the applicable series of the Initial Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (1) the present value of the total net amount of lease payments required to be paid under such lease during the remaining term thereof (after deducting the amount of rent to be received under non-cancellable subleases and including any period for which such lease has been extended), discounted at the greater of (i) the weighted average interest rate per annum borne by the Notes or (ii) the interest rate inherent in such lease, in each case, as determined by the chief financial officer, treasurer or controller of the Company, compounded semiannually, or (2) the sale price for the Principal Property so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

For purposes of determining such Attributable Debt, “lease payments” are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account-of maintenance and repairs, water rates and similar utility charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as the chief financial officer, treasurer or controller of the Company may in good faith determine.

“Base Indenture” has the meaning set forth in the preamble to this Second Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and the Company’s subsidiaries’ assets taken as a whole to any Acquiring Person;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Acquiring Person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Equity, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Acquiring Person, or any Acquiring Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Equity or the Voting Equity of such other Acquiring Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Equity outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Equity of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the Company’s board of directors ceases to be Continuing Directors;

(5) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(6) the consummation of a so-called “going private/Rule 13e-3 transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which J. Frank Harrison, III or any Harrison Family Members beneficially own, directly or indirectly, more than 50% of the Company’s Voting Equity, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Equity of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Equity immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Equity of such holding company.

“Change of Control Triggering Event” means the Notes of a series cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless both of the Rating Agencies are providing a rating for the Notes of a series at the commencement of any Trigger Period, the Notes of such Series will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth in the Company’s most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who: (1) was a member of such board of directors on the date the Notes were issued; or (2) was nominated for election, elected or appointed to such board of directors by or with the approval (given either before or after such member’s election or appointment) of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.02 hereof, substantially in the form of Exhibit A and Exhibit B hereto except that such Note will not bear the Global Note Legend.

“Depositary” means, with respect to the Notes, DTC and any successor thereto designated as depositary for the Notes pursuant to Section 2.02 of this Second Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Supplemental Indenture” has the meaning set forth in the preamble to this Second Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Funded Debt” means indebtedness, whether or not contingent, for money borrowed (including all obligations evidenced by bonds, debentures, notes or similar instruments) owed or guaranteed by the Company or any consolidated subsidiary, and any of the debt which under GAAP would appear as debt on the consolidated balance sheet of the Company.

“Global Note Legend” means the legend set forth in Section 2.02(f), which is required to be placed on all Global Notes issued under this Second Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A or Exhibit B hereto issued in accordance with Section 2.01 hereof.

“Harrison Family Individuals” means (a) J. Frank Harrison, III, (b) his spouse and (c) the descendants of J. Frank Harrison, Jr. The terms “descendant” and “descendants” mean lawful lineal blood descendants in any degree of the ancestor designated, but such terms also shall include any person legally adopted prior to the time that person reaches the age of eighteen (18) and the lawful lineal descendants of any such person, whether of the blood or by adoption prior to such age.

“Harrison Family Member” means (a) Harrison Family Individuals, (b) the spouse of any Harrison Family Individual, (c) trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit of Harrison Family Individuals or (d) any other person; provided that, with respect to clauses (c) and (d), in the case of a trust, a majority of the trustees are Harrison Family Individuals or the spouse of a Harrison Family Individual, and in the case of any other person, one or more Harrison Family Individuals or the spouse of a Harrison Family Individual is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Equity, measured by voting power rather than number of shares, of such person.

“Holder” means a Person in whose name a Note is registered.

“Indenture” means the Base Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means each of (1) the first $700,000,000 aggregate principal amount of the 2029 Notes and (2) the first $500,000,000 aggregate principal amount of the 2034 Notes issued under this Second Supplemental Indenture on the date hereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Nonrecourse Obligation” means indebtedness or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any subsidiary or any of the Company’s or its subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

“Notes” has the meaning assigned to it in the preamble to this Second Supplemental Indenture. The Initial Notes of each series and the Additional Notes of such series will be treated as a single class for all purposes under this Second Supplemental Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Par Call Date” means (1) in the case of the 2029 Notes, May 1, 2029 (the date that is one month prior to the maturity date of the 2029 Notes) and (2) in the case of the 2034 Notes, March 1, 2034 (the date that is three months prior to the maturity date of the 2034 Notes).

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or limited liability company, or governmental or other entity.

“Principal Property” means any individual facility or real property, or portion thereof, owned or hereafter acquired by the Company or any subsidiary and located within the United States of America, which, in the good faith opinion of the Company’s Chief Executive Officer, President, or Chief Financial Officer, is of material importance to the total business conducted by the Company and its subsidiaries taken as a whole, provided that no such individual facility or property will be deemed of material importance if its gross book value (excluding therefrom any equipment and before deducting accumulated depreciation) is less than 3.0% of the Consolidated Net Tangible Assets of the Company. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to rate the Notes of a series or fails to make a rating of the Notes of a series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act will be selected by us (as certified by a resolution of our board of directors) as a replacement agency for any of Moody’s or S&P.

“S&P” means S&P Global Ratings Services, a division of S&P Global, Inc. or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such subsidiary to such Person and which lease is required by GAAP to be capitalized on the balance sheet of such lessee.

“Second Supplemental Indenture” means this Second Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“subsidiary” means, with respect to any person, any entity of which securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions of such entity are directly or indirectly owned or controlled by such person or one or more subsidiaries of such person.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Equity” of any specified person as of any date means the securities or other ownership interests of such person that are at the time entitled to vote generally in the election of the board of directors of such person or other persons performing similar functions.

Section 1.03 Other Definitions.

Term	Defined in Section
“Change of Control Date”	4.02
“Change of Control Offer”	4.02
“Change of Control Payment Date”	4.02
“Change of Control Purchase Price”	4.02
“DTC”	2.02
“Event of Default”	5.01
“Mortgage”	4.01
“Permitted Liens”	4.01

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the forms of Exhibit A and Exhibit B hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 with integral multiples of $1,000 thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the forms of Exhibit A and Exhibit B attached hereto (including the Global Note Legend thereon). Notes issued in definitive form will be substantially in the forms of Exhibit A and Exhibit B attached hereto (but without the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.02 hereof.

Section 2.02 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. No Global Note may be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes of a series will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that (A) (i) it is unwilling or unable to continue to act as Depositary or (ii) it is no longer a clearing agency registered under the Exchange Act and (B) the Company is unable to arrange for a qualified successor; or

(2) the Company in its sole discretion determines that the Global Notes of such series (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.06 and 2.07 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.02 or Section 2.06 or 2.07 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.02(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.02(b), (c) or (g) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Second Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.02(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.02(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Second Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.02(g) hereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.02(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.02(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.02(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.02(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a-written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder will provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.02(e).

(f) Legends. The following legends will appear on the face of all Global Notes issued under this Second Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Second Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE SECOND SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.02(a) OF THE SECOND SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.08 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH

NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.08 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

(3) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Second Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) The Company will not be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 4.02 of the Base Indenture and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any agent or the Company will be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.04 of the Base Indenture.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.02 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Second Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Second Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.03 Issuance of Additional Notes.

The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes of a series under this Second Supplemental Indenture which will have identical terms as the Initial Notes of such series issued on the date hereof, other than with respect to the date of issuance, and in some cases, issue price and the first interest payment date; provided that if the Additional Notes are not fungible with the original notes for United States federal income tax purposes, the Additional Notes shall have a separate CUSIP number. The Initial Notes of each series issued on the date hereof and any Additional Notes of such series issued will be treated as a single class for all purposes under this Second Supplemental Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors or an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Second Supplemental Indenture; and

(b) the issue price, the issue date and the CUSIP number of such Additional Notes.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notice of Redemption.

The Company shall deliver to the Trustee, at least 10 but not more than 60 days prior to the redemption date (or such shorter period as the Trustee in its sole discretion may allow), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 4.02 of the Base Indenture. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the applicable series of Notes to be redeemed. Any such notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.02 Notes Redeemed in Part.

In the case of a partial redemption, selection of the Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Section 3.03 Optional Redemption.

Prior to the applicable Par Call Date, the Notes of the applicable series shall be redeemable, at the Company’s option, at a redemption price equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the series of Notes being redeemed discounted to the redemption date (assuming the Notes to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 15 basis points, in the case of the 2029 Notes and plus 20 basis points, in the case of the 2034 Notes less (b) interest accrued to the redemption date; and

(ii) 100% of the principal amount of the Notes of the applicable series to be redeemed;

plus, in either case, accrued and unpaid interest on the series of Notes to be redeemed to, but excluding, the redemption date.

The Company shall calculate the redemption price and the Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

At any time on or after the applicable Par Call Date for a series of Notes, the Company may redeem the Notes of the applicable series, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes of the applicable series being redeemed plus accrued and unpaid interest on the Notes of the applicable series being redeemed to, but excluding, the redemption date.

(a) Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on the applicable interest payment dates of the Notes, falling on or prior to a redemption date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date according to the Notes of the applicable series.

(b) Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Section 3.04 Mandatory Redemption.

Except as set forth in Section 4.02, the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

PARTICULAR COVENANTS

Section 4.01 Liens.

(a) The Company will not, and will not permit any of its subsidiaries to, issue, incur, create, assume or guarantee any Funded Debt secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “Mortgage”) upon any Principal Property or upon any shares of stock or indebtedness of any subsidiary that owns any Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such Funded Debt, or the grant of such Mortgage, that the Notes (together with, if the Company shall so determine, any other indebtedness of or guaranty by the Company or such subsidiary ranking equally with the Notes) shall be secured equally and ratably with (or, at the Company’s option, prior to) such Funded Debt; provided that any Mortgage created for the benefit of the Holders of the Notes pursuant to this provision shall provide by its terms that such Mortgage shall be automatically and unconditionally released and discharged (i) upon the release and discharge of the Mortgage that resulted in such provision becoming applicable or upon such Mortgage constituting a Permitted Lien or being permitted under Section 4.01(b) or Section 4.03(b) or (ii) at such time as such subsidiary is no longer a subsidiary of the Company. The foregoing restriction, however, will not apply to, and there shall be excluded from any computation under Section 4.01(b) and Section 4.03(b), each of the following (and the Funded Debt secured thereby) (“Permitted Liens”):

(1) Mortgages on property, shares of stock or indebtedness or other assets of any Person existing at the time such Person becomes a subsidiary;

(2) Mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by the Company or a subsidiary, or Mortgages thereon to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof, or Mortgages on property, shares of stock or indebtedness or other assets to secure any indebtedness incurred or guaranteed prior to, at the time of, or within 360 days after, the latest of the acquisition thereof or, in the case of property, the completion of such construction, installation, renovation, improvement or development or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, installation, renovation, improvement or development;

(3) Mortgages in favor of the Company or a subsidiary to secure Funded Debt owing to the Company or to a subsidiary;

(4) Mortgages existing on the date hereof;

(5) Mortgages on property, shares of stock or indebtedness or assets of a Person existing at the time such Person is merged into or consolidated with the Company or a subsidiary or at the time of a sale, lease or other disposition of properties of such Person as an entirety or substantially as an entirety to the Company or a subsidiary;

(6) Mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any foreign government, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any foreign government, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control or industrial revenue bonds or similar financing);

(7) Mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(8) modifications, refinancings, restructurings, extensions, renewals, refundings, or replacements, in whole or in part, of any Mortgage referred to in the foregoing clauses (and for the avoidance of doubt, any successive extensions, renewals or replacements thereof); provided, however, that (A) the principal amount of Funded Debt secured thereby shall not exceed the principal amount of Funded Debt, plus any fees and expenses (including any premium and defeasance costs and accrued interest or amortization of original issue discount) in connection with any such modification, refinancing, restructuring, extension, renewal, refunding or replacement, so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding or replacement and (B) such extension, renewal, refunding, or replacement Mortgages will be limited to all or part of the same property, shares of stock or indebtedness or assets and improvement or development thereon or thereof which secured the indebtedness so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding or replacement.

(b) Notwithstanding the restrictions set forth in the first sentence of the preceding paragraph, the Company or any subsidiary may issue, incur, create, assume or guarantee Funded Debt secured by a Mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Notes, provided that after giving effect thereto, the aggregate amount of all Funded Debt so secured by Mortgages (not including Funded Debt secured by Permitted Liens) plus the aggregate amount of all Attributable Debt in respect of Sale and Lease-Back Transactions relating to Principal Properties (excluding any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) of Section 4.03 hereof) does not exceed 12.5 percent of the Company’s Consolidated Net Tangible Assets.

Section 4.02 Offer to Purchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event (the date of such occurrence, the “Change of Control Date”) with respect to a series of Notes, unless the Company has exercised its right to redeem such series of Notes pursuant to Section 3.03, each Holder of the Notes of such series shall have the right to require the Company to purchase such Holder’s Notes in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on such Notes, to, but not including, the date of purchase (the “Change of Control Payment Date”), pursuant to and in accordance with the offer described in this Section 4.02 (the “Change of Control Offer”), subject to the rights of Holders of Notes of such series on the relevant record date to receive interest due on the relevant interest payment date, that is on or prior to the date of purchase.

(b) Within 30 days following the Change of Control Date, or at the Company’s option, prior to any Change of Control but after public announcement of the pending Change of Control, the Company shall send, by first class mail (or otherwise transmit in accordance with the procedures of DTC), a notice to each Holder of Notes of any series not previously redeemed, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 4.02 and that all Notes validly tendered will be accepted for payment;

(ii) the Change of Control Purchase Price and the Change of Control Payment Date, which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law;

(iii) the CUSIP numbers for the Notes;

(iv) that any Note not tendered will continue to accrue interest;

(v) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Purchase Price of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Purchase Price upon surrender of the Notes to the Paying Agent;

(vi) that Holders electing to have any series of Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission, electronic submission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(ix) if the notice is sent prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) The Company shall cause the Change of Control Offer to remain open for at least 20 Business Days or such longer period as is required by applicable law. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes of a series pursuant to a Change of Control Triggering Event. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.02, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.02 by virtue of such conflict and compliance.

(d) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes of the applicable series or portions of Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes of the applicable series or portions of Notes of the applicable series properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes of the applicable series properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes of the applicable series or portions of Notes of the applicable series being purchased by the Company and the amount to be paid by the Paying Agent.

(e) The Paying Agent will promptly mail to each Holder of Notes of the applicable series properly tendered the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note of the applicable series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note of the applicable series will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or promptly after the Change of Control Payment Date.

(f) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes of a series properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase pursuant to this Section 4.02 any Notes of a series if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, as amended and supplemented by this Second Supplemental Indenture, other than a default in the payment of the Change of Control Purchase Price upon a Change of Control Triggering Event.

Section 4.03 Sale and Lease-Back Transactions.

(a) The Company will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property. The foregoing restriction, however, will not apply to, and therefore there will be excluded from any computation under subsection (b) below and under subsection (b) of Section 4.01, any Sale and Lease-Back Transaction (and any Attributable Debt relating thereto) if:

(1) the Company or a subsidiary is permitted to create Funded Debt secured by a Mortgage pursuant to any of clauses (1) through (8) inclusive under the second sentence of subsection (a) of Section 4.01 on the Principal Property involved in such Sale and Lease-Back Transaction, in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes;

(2) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Company’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller) and the Company or a subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the prepayment or retirement of debt for borrowed money of the Company or a subsidiary (other than debt that is subordinated to the Notes or debt owed to the Company or a subsidiary);

(3) the Company or a subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the purchase, construction, development, expansion or improvement of other property;

(4) such Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than three years;

(5) such Sale and Lease-Back Transaction is between the Company and a subsidiary, or between subsidiaries;

(6) such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of substantial commercial operation, of the Principal Property covered thereby;

(7) the lease in such Sale and Lease-Back Transaction secures or relates to industrial revenue or pollution control bonds if the Company is permitted to incur a Mortgage in connection with such industrial revenue or pollution control bonds pursuant to clause (6) of the second sentence of subsection (a) of Section 4.01; or

(8) the lease payment in such Sale and Lease-Back Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

(b) Notwithstanding the restrictions in the first sentence of subsection (a), the Company or any subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Principal Property which would otherwise be subject to such restrictions, provided that after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions (not including any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of subsection (a) above) plus the aggregate amount of all secured Funded Debt incurred pursuant to subsection (a) of Section 4.01 (excluding Funded Debt secured by Mortgages permitted by clauses (1) through (8) of the second sentence of subsection (a) thereunder) does not exceed 12.5 percent of the Consolidated Net Tangible Assets.

ARTICLE 5.

DEFAULTS AND REMEDIES

Section 5.01 Events of Default.

The Notes shall not have the benefit of the Events of Default set forth in the Base Indenture. Instead, each of the following is an “Event of Default” with respect to each series of the Notes:

(a) failure to pay any interest installment with respect to any Notes of that series, as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days after receipt by the Company of written notice of the default from any Holder of Notes or the Trustee;

(b) failure to pay the principal of, or premium, if any, on, any Notes of that series, as and when the same shall become due and payable, either at maturity, upon redemption, by declaration or otherwise;

(c) failure to pay for a sinking, purchase or analogous fund, if any, as and when the same shall become due and payable;

(d) failure by the Company to observe or perform any other covenant or agreement in respect of any Notes of that series, or in the Indenture with respect to that series, for a period of ninety (90) days after the Trustee gives the Company written notice of the default, or the Holders of at least 25% in aggregate principal amount of the Notes of that series give the Company and the Trustee written notice of the default;

(e) entry of a decree or order for relief in respect of the Company by a court having jurisdiction in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of such decree or order unstayed and in effect for a period of ninety (90) days; and

(f) commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent by the Company to the entry of an order for relief in an involuntary case under any such law, or consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or for any substantial part of its property, or any general assignment by the Company for the benefit of creditors.

ARTICLE 6.

MISCELLANEOUS

Section 6.01 Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 6.02 Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 6.03 Successors.

All agreements of the Company in this Second Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Second Supplemental Indenture will bind its successors.

Section 6.04 Severability.

In case any provision in this Second Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 6.05 Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 6.06 Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 6.07 Electronic Signature.

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to the Indenture or any document to be signed in connection with the Indenture (including, without limitation, the Notes, and any Officer’s Certificate) shall be deemed to include electronic signatures, including without limitation, digital signature provided by Docusign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 6.08 Notices. The information for notices to the Company and the Trustee in Section 15.03 of the Base Indenture is hereby replaced with the following:

If to the Company:

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Attention: Chief Financial Officer

Telecopier No.: (704) 557-4640

With a copy to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

Attention: D. Ryan Hart, Esq.

Telecopier No.: (704) 378-1946

If to the Trustee:

Truist Bank

Corporate Trust and Escrow Services

2713 Forest Hills Road, Building 2 – Floor 2

Wilson, NC 27893

Attention: Coca-Cola Consolidated, Inc. – Client Manager

Telephone: (904) 361-5237

Facsimile: 252-246-4303

[Signatures on following page]

Dated: May 29, 2024

COCA-COLA CONSOLIDATED, INC.

By:	F. Scott Anthony
Name:	F. Scott Anthony
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

TRUIST BANK, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

(Face of Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Second Supplemental Indenture]

CUSIP: 191098 AM4

$

5.250% Senior Notes due 2029

No. R-

COCA-COLA CONSOLIDATED, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of Dollars on June 1, 2029

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

Dated: May 29, 2024

COCA-COLA CONSOLIDATED, INC.

By:
Name:
Title:

Dated:

This is one of the Global Notes referred to in the within-mentioned Second Supplemental Indenture:

Dated:

TRUIST BANK,

as Trustee

By:
Name:
Title:

(Reverse of Note)

5.250% Senior Notes due 2029

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Coca-Cola Consolidated, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.250% per annum from the date hereof until maturity. The Company will pay interest semiannually on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2029 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 1, 2024. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the 2029 Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the 2029 Notes to the Persons who are registered Holders of 2029 Notes at the close of business on the May 15 and November 15 preceding the Interest Payment Date, even if such 2029 Notes are canceled after such record date and on or before such Interest Payment Date. Principal, premium, if any, and interest on the 2029 Notes shall be payable at the office or agency of the Paying Agent and Registrar within the Borough of Manhattan in the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of 2029 Notes at their respective addresses set forth in the register of Holders of the 2029 Notes; provided that all payments of principal, premium and interest with respect to 2029 Notes the Holders of which have given wire transfer instructions to the Trustee shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Truist Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

(4) INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of December 15, 2020 between the Company and U.S. Bank Trust Company, National Association, a national banking association (as successor in interest to U.S. Bank National Association) (the “Prior Trustee”), as amended by the First Supplemental

Indenture (the “First Supplemental Indenture”), dated as of May 21, 2024, among the Company, the Prior Trustee and the Trustee, as successor trustee to the Prior Trustee, and as further amended by the Second Supplemental Indenture (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), dated as of May 29, 2024, between the Company and the Trustee. The terms of the 2029 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The 2029 Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the Second Supplemental Indenture, the provisions of the Second Supplemental Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Second Supplemental Indenture, the provisions of the Second Supplemental Indenture will govern and be controlling. The Company shall be entitled to issue Additional Notes pursuant to Section 2.03 of the Second Supplemental Indenture.

(5) OPTIONAL REDEMPTION.

Prior to May 1, 2029 (the “Par Call Date”), the 2029 Notes shall be redeemable, at the Company’s option, at a redemption price equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on 2029 Notes being redeemed discounted to the redemption date (assuming the 2029 Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date; and

(ii) 100% of the principal amount of the 2029 Notes to be redeemed;

plus, in either case, accrued and unpaid interest on the 2029 Notes to be redeemed to, but excluding, the redemption date.

The Company shall calculate the redemption price and the Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

At any time on or after the Par Call Date, the Company may redeem the 2029 Notes, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed plus accrued and unpaid interest on the 2029 Notes being redeemed to, but excluding, the redemption date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2029 Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

(6) MANDATORY REDEMPTION. Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption payments with respect to the 2029 Notes.

(7) REPURCHASE AT OPTION OF HOLDER.

Except as set forth in the Second Supplemental Indenture, upon the occurrence of a Change of Control Triggering Event, the Company shall be required to offer to purchase all of the outstanding 2029 Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

(8) NOTICE OF REDEMPTION. Notice of redemption shall be sent at least 10 days but not more than 60 days before the redemption date to each Holder of 2029 Notes to be redeemed. No 2029 Notes of a principal amount of $2,000 or less shall be redeemed in part.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The 2029 Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The 2029 Notes may be transferred or exchanged as provided in the Second Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Second Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any 2029 Notes for a period of 15 days before a selection of 2029 Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, the Second Supplemental Indenture or the 2029 Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the 2029 Notes then outstanding, voting as a single class, and compliance with any provision of the Indenture or the 2029 Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 2029 Notes, voting as a single class. Without the consent of any Holder of a Note, the Second Supplemental Indenture or the 2029 Notes may be amended or supplemented (i) to evidence the succession of another corporation to the Company, or successive successions, and to provide for the assumption of the Company’s obligations to Holders of the 2029 Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (ii) to add to the covenants of the Company such further Events of Default, covenants, restrictions or conditions, for the benefit of the Holders of the 2029 Notes as the Board of Directors shall consider to be for the benefit of the Holders of the 2029 Notes; (iii) to clarify or cure any ambiguity, defect or inconsistency; (iv) to provide for the issuance of 2029 Notes in bearer form with or without interest coupons; (v) to provide for beneficial ownership of all or a portion of the 2029 Notes to be evidenced by electronic book-entry (x) at a Depositary, (y) on the records of the Company, its agent or a third party other than a Depositary, with the Company, its agent or a third party holding a certificate or certificates representing the 2029 Notes or portion thereof, or (z) any combination of (x) and (y); (vi) to add to, change or eliminate any of the provisions of the Indenture in respect of the 2029 Notes, provided that any such addition, change or elimination (x) shall neither (A) apply to any 2029 Notes created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of the 2029 Notes with respect to such provision or (y) shall become effective only when there is no such note outstanding; (vii) at the Company’s option, to set forth some or all of the terms of the 2029 Notes in lieu of setting forth such terms in a board resolution pursuant to the Base Indenture; (viii) to provide the appointment of a successor Trustee; (ix) to provide for an authenticating agent for the Trustee; (x) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or (xi) to conform any provisions of the Indenture and 2029 Notes to the description of such documents in related offering documentation to the extent that such description was intended to be a verbatim recitation of a provision in the Indenture, the 2029 Notes or any related security documents.

(12) DEFAULTS AND REMEDIES. An “EVENT OF DEFAULT” occurs if: (i) default for a period of 30 days in the payment when due of interest on the 2029 Notes after receipt by the Company of written notice of the default from any Holder of the 2029 Notes or the Trustee; (ii) default in the payment when due of principal of or premium, if any, on the 2029 Notes; (iii) default in the payment when due of a sinking, purchase or analogous fund, if any, (iv) the Company fails for 90 days after the Trustee gives the Company written notice of the default, or the holders of at least 25% in aggregate principal amount of the 2029 Notes give the Company and the Trustee written notice of the default to comply with any covenant of the Company in the Indenture or agreement in respect of the 2029 Notes; and (v) certain events of bankruptcy, insolvency and reorganization occur with respect to the Company.

If an Event of Default occurs and is continuing, unless the principal of all of the 2029 Notes has already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding 2029 Notes, by notice in writing to the Company, may declare the principal amount (or, the portion of the principal amount as may be specified in the terms of the series) of all of the 2029 Notes to be due and payable immediately. Prior to any declaration accelerating the maturity of the 2029 Notes, the Holders of a majority in aggregate principal amount of the outstanding 2029 Notes may, on behalf of the Holders of all 2029 Notes, waive any past default or Event of Default under the Indenture with respect to the 2029 Notes and its consequences, except a default (i) in the payment of the principal of, and premium, if any, or interest, if any, on, any 2029 Notes or (ii) in respect of a covenant or provision under the Indenture applicable to the 2029 Notes that cannot be modified or amended without the consent of the Holder of each outstanding 2029 Notes. At any time after making a declaration of acceleration with respect to the 2029 Notes, but before obtaining or entering of a judgment or decree for the payment of money, the Holders of a majority in aggregate principal amount of the outstanding 2029 Notes may, in some circumstances, rescind and annul the acceleration.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. A incorporator, stockholder, officer, director or employee as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, as such, will not have any liability for any obligations of the Company under the 2029 Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2029 Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the 2029 Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 2029 Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2029 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Second Supplemental Indenture. Requests may be made to:

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company: The agent may substitute another to act for him.

Date:

Your Signature (sign exactly as your name appears on the face of this senior note)
Tax Identification No.:
Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

(Face of Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Second Supplemental Indenture]

CUSIP: 191098 AP7

5.450% Senior Notes due 2034

No. R-	$

COCA-COLA CONSOLIDATED, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of Dollars on June 1, 2034

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

Dated: May 29, 2024

COCA-COLA CONSOLIDATED, INC.

By:
Name:
Title:

Dated:

This is one of the Global Notes referred to in the within-mentioned Second Supplemental Indenture:

Dated:

TRUIST BANK,

as Trustee

By:
Name:
Title:

(Reverse of Note)

5.450% Senior Notes due 2034

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Coca-Cola Consolidated, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.450% per annum from the date hereof until maturity. The Company will pay interest semiannually on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2034 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 1, 2024. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the 2034 Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the 2034 Notes to the Persons who are registered Holders of 2034 Notes at the close of business on the May 15 and November 15 preceding the Interest Payment Date, even if such 2034 Notes are canceled after such record date and on or before such Interest Payment Date. Principal, premium, if any, and interest on the 2034 Notes shall be payable at the office or agency of the Paying Agent and Registrar within the Borough of Manhattan in the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of 2034 Notes at their respective addresses set forth in the register of Holders of the 2034 Notes; provided that all payments of principal, premium and interest with respect to 2034 Notes the Holders of which have given wire transfer instructions to the Trustee shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Truist Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

(4) INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of December 15, 2020 between the Company and U.S. Bank Trust Company, National Association, a national banking association (as successor in interest to U.S. Bank National Association) (the “Prior Trustee”), as amended by the First Supplemental

Indenture (the “First Supplemental Indenture”), dated as of May 21, 2024, among the Company, the Prior Trustee and the Trustee, as successor trustee to the Prior Trustee, and as further amended by the Second Supplemental Indenture (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), dated as of May 29, 2024, between the Company and the Trustee. The terms of the 2034 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The 2034 Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the Second Supplemental Indenture, the provisions of the Second Supplemental Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Second Supplemental Indenture, the provisions of the Second Supplemental Indenture will govern and be controlling. The Company shall be entitled to issue Additional Notes pursuant to Section 2.03 of the Second Supplemental Indenture.

(5) OPTIONAL REDEMPTION.

Prior to March 1, 2034 (the “Par Call Date”), the 2034 Notes shall be redeemable, at the Company’s option, at a redemption price equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on 2034 Notes being redeemed discounted to the redemption date (assuming the 2034 Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date; and

(ii) 100% of the principal amount of the 2034 Notes to be redeemed;

plus, in either case, accrued and unpaid interest on the 2034 Notes to be redeemed to, but excluding, the redemption date.

The Company shall calculate the redemption price and the Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

At any time on or after the Par Call Date, the Company may redeem the 2034 Notes, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount of the 2034 Notes being redeemed plus accrued and unpaid interest on the 2034 Notes being redeemed to, but excluding, the redemption date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2034 Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

(6) MANDATORY REDEMPTION. Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption payments with respect to the 2034 Notes.

(7) REPURCHASE AT OPTION OF HOLDER. Except as set forth in the Second Supplemental Indenture, upon the occurrence of a Change of Control Triggering Event, the Company shall be required to offer to purchase all of the outstanding 2034 Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

(8) NOTICE OF REDEMPTION. Notice of redemption shall be sent at least 10 days but not more than 60 days before the redemption date to each Holder of 2034 Notes to be redeemed. No 2034 Notes of a principal amount of $2,000 or less shall be redeemed in part.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The 2034 Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The 2034 Notes may be transferred or exchanged as provided in the Second Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Second Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any 2034 Notes for a period of 15 days before a selection of 2034 Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, the Second Supplemental Indenture or the 2034 Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the 2034 Notes then outstanding, voting as a single class, and compliance with any provision of the Indenture or the 2034 Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 2034 Notes, voting as a single class. Without the consent of any Holder of a Note, the Second Supplemental Indenture or the 2034 Notes may be amended or supplemented (i) to evidence the succession of another corporation to the Company, or successive successions, and to provide for the assumption of the Company’s obligations to Holders of the 2034 Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (ii) to add to the covenants of the Company such further Events of Default, covenants, restrictions or conditions, for the benefit of the Holders of the 2034 Notes as the Board of Directors shall consider to be for the benefit of the Holders of the 2034 Notes; (iii) to clarify or cure any ambiguity, defect or inconsistency; (iv) to provide for the issuance of 2034 Notes in bearer form with or without interest coupons; (v) to provide for beneficial ownership of all or a portion of the 2034 Notes to be evidenced by electronic book-entry (x) at a Depositary, (y) on the records of the Company, its agent or a third party other than a Depositary, with the Company, its agent or a third party holding a certificate or certificates representing the 2034 Notes or portion thereof, or (z) any combination of (x) and (y); (vi) to add to, change or eliminate any of the provisions of the Indenture in respect of the 2034 Notes, provided that any such addition, change or elimination (x) shall neither (A) apply to any 2034 Notes created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of the 2034 Notes with respect to such provision or (y) shall become effective only when there is no such note outstanding; (vii) at the Company’s option, to set forth some or all of the terms of the 2034 Notes in lieu of setting forth such terms in a board resolution pursuant to the Base Indenture; (viii) to provide the appointment of a successor Trustee; (ix) to provide for an authenticating agent for the Trustee; (x) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or (xi) to conform any provisions of the Indenture and 2034 Notes to the description of such documents in related offering documentation to the extent that such description was intended to be a verbatim recitation of a provision in the Indenture, the 2034 Notes or any related security documents.

(12) DEFAULTS AND REMEDIES. An “EVENT OF DEFAULT” occurs if: (i) default for a period of 30 days in the payment when due of interest on the 2034 Notes after receipt by the Company of written notice of the default from any Holder of the 2034 Notes or the Trustee; (ii) default in the payment when due of principal of or premium, if any, on the 2034 Notes; (iii) default in the payment when due of a sinking, purchase or analogous fund, if any, (iv) the Company fails for 90 days after the Trustee gives the Company written notice of the default, or the holders of at least 25% in aggregate principal amount of the 2034 Notes give the Company and the Trustee written notice of the default to comply with any covenant of the Company in the Indenture or agreement in respect of the 2034 Notes; and (v) certain events of bankruptcy, insolvency and reorganization occur with respect to the Company.

If an Event of Default occurs and is continuing, unless the principal of all of the 2034 Notes has already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding 2034 Notes, by notice in writing to the Company, may declare the principal amount (or, the portion of the principal amount as may be specified in the terms of the series) of all of the 2034 Notes to be due and payable immediately. Prior to any declaration accelerating the maturity of the 2034 Notes, the Holders of a majority in aggregate principal amount of the outstanding 2034 Notes may, on behalf of the Holders of all 2034 Notes, waive any past default or Event of Default under the Indenture with respect to the 2034 Notes and its consequences, except a default (i) in the payment of the principal of, and premium, if any, or interest, if any, on, any 2034 Notes or (ii) in respect of a covenant or provision under the Indenture applicable to the 2034 Notes that cannot be modified or amended without the consent of the Holder of each outstanding 2034 Notes. At any time after making a declaration of acceleration with respect to the 2034 Notes, but before obtaining or entering of a judgment or decree for the payment of money, the Holders of a majority in aggregate principal amount of the outstanding 2034 Notes may, in some circumstances, rescind and annul the acceleration.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. A incorporator, stockholder, officer, director or employee as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, as such, will not have any liability for any obligations of the Company under the 2034 Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2034 Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the 2034 Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 2034 Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2034 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Second Supplemental Indenture. Requests may be made to:

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company: The agent may substitute another to act for him.

Date:

Your Signature (sign exactly as your name appears on the face of this senior note)
Tax Identification No.:
Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.